Exhibit 99.1

•	UNFI ELECTS JAMES MUEHLBAUER TO ITS BOARD OF DIRECTORS

•	UNFI INTEGRATES ITS ORGANIZATIONAL STRUCTURE INTO ONE COMPANY - APPOINTS SEAN GRIFFIN TO CHIEF OPERATING OFFICER

PROVIDENCE, R.I., April 22, 2019 /PRNewswire/ - - United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) today announced it has appointed James Muehlbauer, an experienced financial and strategic executive, to its Board of Directors effective April 22, 2019. This appointment furthers UNFI’s commitment to expand the size of its Board and bring on additional expertise in areas that serve UNFI’s new strategic objectives following the recent SUPERVALU acquisition. With the addition of Mr. Muehlbauer, UNFI’s Board now has nine members.

Mr. Muehlbauer joins the Board having most recently served from 2013 to 2017 as the Executive Vice President, Chief Financial and Administrative Officer for The Valspar Corporation, a manufacturer and distributor of paints, coatings and related products. Valspar generated approximately $4.4 billion in revenues prior to its acquisition by The Sherwin-Williams Company in June 2017. Before joining Valspar, Mr. Muehlbauer served as Executive Vice President and Chief Financial Officer of Best Buy Co., Inc., a multinational consumer electronics retailer, from 2007 to 2013, Senior Vice President and Chief Financial Officer of Best Buy’s domestic businesses from 2003 to 2007 and Vice President and Chief Financial Officer of Musicland from 2002 to 2003. In addition to his corporate roles, since 2011, Mr. Muehlbauer has served on the Board of Overseer’s for the Carlson School of Management at the University of Minnesota.

“Jim’s extensive financial background with strong commercial and leadership skills will make him a valuable addition to our Board of Directors,” said Steven L. Spinner, UNFI Chairman and Chief Executive Officer. “His knowledge and experience in broad strategic transitions and large-scale integration efforts directly aligns with the qualifications and expertise identified through our Board refreshment process.”

UNFI also announced that to accelerate its integration of SUPERVALU to one organization it will now operate under a national UNFI leadership team. This change will advance both UNFI’s execution of its long-term strategic objectives and short-term synergy, revenue and EBITDA growth objectives.

Effective April 22, 2019, Sean Griffin will take on the expanded role of Chief Operating Officer in addition to serving as SUPERVALU CEO. In this capacity, Mr. Griffin will oversee all UNFI’s sales, services, operations, merchandising and retail functions.

During his nine-year tenure with UNFI, Mr. Griffin has served in several senior leadership roles including Chief Operating Officer from 2014 to 2018. He has served as SUPERVALU CEO since October 2018. Prior to joining UNFI, Mr. Griffin was East Region Broadline President of Performance Food Group. He has also held various leadership roles of increasing responsibility in the foodservice distribution industry with U.S. Foodservice, Alliant Foodservice and Sysco Corporation.

Commenting on this appointment, Mr. Spinner said, “We feel very good about the work accomplished over the last six months to integrate UNFI and SUPERVALU, to align our people and to implement the necessary process and systems changes. As such, we’re now well positioned to accelerate our migration to one company. Sean is the ideal candidate to assume his previous role as our Chief Operating Officer where he’ll influence and guide sales and operations across our entire organization.”

UNFI’s leadership team:

Steven L. Spinner	Chairman & Chief Executive Officer
Mike Zechmeister	Chief Financial Officer
Sean Griffin	Chief Operating Officer & Chief Executive Officer of SUPERVALU
Chris Testa	President & Chief Marketing Officer
Jill Sutton	Chief Legal Officer, General Counsel & Corporate Secretary
Danielle Benedict	Chief Human Resources Officer
Mike Stigers	EVP, Fresh and CEO CUB
Paul Green	Chief Supply Chain Officer
Eric Dorne	Chief Administrative Officer & Chief Information Officer

About United Natural Foods

(NOTE: On October 22, 2018, UNFI completed the acquisition of SUPERVALU INC. For more information on the acquisition, please visit www.bettertogether.unfi.com.)

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper 'full-store' selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Combined with SUPERVALU, UNFI is the largest publicly-traded grocery distributor in America with expected annual sales of over $21 billion. To learn more about how UNFI is Moving Food Forward, visit www.unfi.com.

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